EXHIBIT 15

Oncor Electric Delivery Transition Bond Company LLC
1601 Bryan Street
Dallas, TX 75201

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Oncor Electric Delivery Transition Bond Company LLC for the periods ended September 30, 2007 and 2006, as indicated in our report dated November 13, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, is incorporated by reference in Registration Statement No. 333-91935 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Dallas, Texas
November 13, 2007